Exhibit 2.4

Amendment and Waiver Pursuant to Merger Agreement

December 7, 2023

This Amendment and Waiver Pursuant to Merger Agreement (this “Amendment and Waiver”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among (i) MDwerks, Inc., a Delaware corporation (the “Company”); (ii) MD-TT Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”); and (iii) Two Trees Beverage Company, a Delaware corporation (“Two Trees”). Each of the Company, Merger Sub and Two Trees may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Parties are all parties to that certain Merger Agreement, dated as of February 13, 2023, as amended to date (as so amended, the “Agreement”) and now desire to amend and to waive certain provisions of the Agreement as set forth herein in connection with the closing of the transactions as set forth therein; and

WHEREAS, pursuant to the provisions of Section 9.12 of the Agreement, the Agreement may be amended and provisions of the Agreement may be waived in a writing signed by the Parties;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment and Waiver as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Amendment and Waiver, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Defined terms used herein without definition shall have the meanings given in the Agreement.

2.	Waiver. Pursuant to the provisions of Section 9.12 of the Agreement, the Parties waive the condition and agreement in Section 2.06(a) of the Agreement that, at the Closing, the Company Board shall be expanded and a number of persons as named by Two Trees shall be named to the Company Board such that such persons comprise a majority of the Company Board. The Parties now agree that two persons, being James Cassidy and Ed Kratovil, shall be named to the Company Board at the Closing.

3.	Amendment. The Parties acknowledge and agree that the Merger Agreement and the Transaction Documents referred to Two Trees as “Two Trees Beverage Co.” and that the full name of Two Trees as on file with the Secretary of State of the State of Delaware is “Two Trees Beverage Company”. The Parties further acknowledge and agree that, pursuant to the provisions of Section 9.12 of the Agreement, any references to “Two Trees” or “Two Trees Beverage Co.” in the Merger Agreement and any of the other Transaction Documents was intended to be, and shall be read as, a reference to “Two Trees Beverage Company”, and Merger Agreement and any of the other Transaction Documents are hereby deemed amended as required to give effect thereto.

4.	Miscellaneous.

(a)	Other than as amended and waived as set forth herein, the Agreement shall remain in full force and effect. Following the full execution of this Amendment and Waiver, any reference in the Agreement to the “Agreement” shall be deemed a reference to the Agreement as amended and supplemented by this Amendment and Waiver, and the Agreement and this Amendment and Waiver shall be interpreted, operated and enforced as one combined agreement.

(b)	This Amendment and Waiver shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(c)	This Amendment and Waiver may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following pages]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment and Waiver to be signed and delivered by its respective duly authorized officer as of the Amendment Date.

MDwerks, Inc.

By:	/s/ Steven Laker
Name:	Steven Laker
Title:	Chief Executive Officer

MD-TT Merger Sub, Inc.

By:	/s/ Michael Nordlicht
Name:	Michael Nordlicht
Title:	Chief Executive Officer

Two Trees Beverage Co.

By:	/s/ Joe Ragazzo
Name:	Joe Ragazzo
Title:	Chief Executive Officer

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